EXHIBIT 99.1
GoPro to Offer $100.0 Million of Convertible Senior Notes due 2025

SAN MATEO, Calif., November 18, 2020 - GoPro, Inc. (NASDAQ: GPRO) (“GoPro”) today announced that it proposes to offer $100.0 million aggregate principal amount of convertible senior notes due 2025 (the “notes”), subject to market conditions and other factors. The notes are to be offered and sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). GoPro also intends to grant the initial purchasers of the notes an option to purchase, within a 13-day period from, and including the date on which the notes are first issued, up to an additional $15.0 million aggregate principal amount of notes.

The notes will be senior, unsecured obligations of GoPro, and interest will be payable semiannually in arrears.

The notes will mature on November 15, 2025, unless earlier converted, redeemed or repurchased in accordance with the terms of the notes. Prior to 5:00 p.m., New York City time, on the business day immediately preceding August 15, 2025, the notes will be convertible at the option of holders only upon satisfaction of certain conditions and during certain periods, and thereafter, at any time until 5:00 p.m., New York City time, on the second scheduled trading day immediately preceding the maturity date. Upon conversion, the notes may be settled in shares of GoPro’s Class A common stock (the “common stock”), cash or a combination of cash and shares of common stock, at the election of GoPro.

Holders of the notes will have the right to require GoPro to repurchase for cash all or a portion of their notes at 100% of their principal amount, plus any accrued and unpaid interest, upon the occurrence of a fundamental change (as defined in the indenture relating to the notes). GoPro will also be required to increase the conversion rate for holders who convert their notes in connection with certain fundamental changes or a redemption notice, as the case may be, prior to the maturity date. The notes will be redeemable, in whole or in part, for cash at GoPro’s option at any time, and from time to time, on or after November 20, 2023, but only if the last reported sale price per share of GoPro’s common stock exceeds 130% of the conversion price for a specified period of time.

The interest rate, conversion rate, offering price and other terms are to be determined upon pricing of the notes.

GoPro intends to use a portion of the net proceeds to pay the cost of the capped call transactions described below. GoPro intends to use the remaining net proceeds for general corporate purposes, which may include, among other things, repaying indebtedness and expanding its current business through acquisitions of, or investments in, other businesses, products or technologies. However, GoPro has no commitments with respect to any such acquisitions or investments at this time.

In connection with the pricing of the notes, GoPro expects to enter into capped call transactions with one or more of the initial purchasers or their respective affiliates and/or other financial institutions (the “option counterparties”). The capped call transactions are expected generally to reduce the potential dilution to the common stock upon any conversion of the notes and/or offset any cash payments GoPro is required to make in excess of the principal amount of converted notes, as the case may be, with such reduction and/or offset subject to a cap. If the initial purchasers exercise their option to purchase additional notes, GoPro expects to enter into additional capped call transactions with the option counterparties.

In connection with establishing their initial hedges of the capped call transactions, the option counterparties and/or their respective affiliates expect to purchase shares of the common stock and/or enter into various derivative transactions with respect to the common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of the common stock or the notes at that time.

In addition, the option counterparties and/or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to the common stock and/or purchasing or selling the common stock in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes/may do so following any repurchase of notes by GoPro on any fundamental change repurchase date or otherwise). This activity could also cause or avoid an increase or a decrease in the market price of the common stock or the notes, which could affect the holder’s ability to convert the notes and, to the extent the activity occurs during any observation period related to a conversion of the notes, it could affect the number of shares and the value of the consideration that the holder would receive upon conversion of the notes.

If the initial purchasers exercise their option to purchase additional notes, GoPro may use the resulting additional proceeds of the sale of the additional notes to pay the cost of entering into the additional capped call transactions and for general corporate purposes, including potential acquisitions and strategic transactions.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of the common stock, if any, into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.
The notes and any shares of the common stock issuable upon conversion of the notes have not been registered under the Act, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Cautionary Statement Regarding Forward-Looking Statements

This press release may include forward-looking statements within the meaning Section 27A of the Private Securities Litigation Reform Act. Words such as "anticipate," "believe," "estimate," "expect," "intend," "should," "will" and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements in this press release may include but are not limited to statements regarding GoPro’s proposed offering of the notes and expected use of net proceeds of the offering. Factors that may contribute to such differences include, but are not limited to, risks related to whether GoPro will consummate the offering of the notes on the expected terms, or at all, the anticipated principal amount of the notes, which could differ based upon market conditions, whether the capped call transactions will become effective, the expected use of the net proceeds from the offering, which could change as a result of market conditions or for other reasons, prevailing market and other general economic, industry or political conditions in the United States or internationally, the impact of COVID-19, and whether GoPro will be able to satisfy the conditions required to close any sale of the notes. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. For information about other potential factors that could affect GoPro’s business and financial results, please review the “Risk Factors” described in GoPro’s Annual Report on Form 10-K for the year ended December 31, 2019 and GoPro’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 filed with the Securities and Exchange Commission (the “SEC”) and in GoPro’s other filings with the SEC. These forward-looking statements speak only as of the date hereof or as of the date otherwise stated herein. GoPro disclaims any obligation to update these forward-looking statements.